FOR IMMEDIATE RELEASE NASDAQ Symbol: NVAX

NOVAVAX ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

MALVERN, PA, August 14, 2006 — /PRNewswire-FirstCall/ — Novavax, Inc. (NASDAQ: NVAX) today announced financial results for the second quarter ended June 30, 2006.

Second Quarter Results

Revenues for the period totaled $0.8 million from sales of ESTRASORB® and Gynodiol and from contract research and development. This is down from revenues of $2.3 million in the year-ago quarter, which included $0.9 million in sales of products divested in September 2005.

Research and development costs for the second quarter rose to $3.4 million, up 143% from $1.4 million in the second quarter of last year, predominantly associated with increased spending on the influenza vaccine program.

“Our scientific team is now largely in place, and we are making solid progress in our vaccine labs,” said Novavax President and Chief Executive Officer Dr. Rahul Singhvi. “Consistent with our goal of developing a virus-like particle (VLP) based vaccine against H5N1 avian influenza, we have increased spending on research and development, which is appropriate and necessary. We are very focused on generating the data that will allow us to move a competitive product into human clinical trials,” he said.

Novavax met the following milestones in the second quarter:

•	Used the company’s proprietary VLP technology to create what Novavax believes is the first vaccine candidate designed to protect against the H5N1 clade 2 strain of avian influenza.

•	Initiated discussions with the U.S. Food and Drug Administration in preparation for an Investigational New Drug (IND) application filing for the H5N1 VLP vaccine.

•	Generated critical pre-clinical data to support the IND filing.

•	Developed a manufacturing process for our VLP vaccines and demonstrated the ability to scale up.

•	Licensed the company’s development-stage testosterone product to treat female sexual dysfunction to Esprit Pharma.

“We are highly focused and excited about our accomplishments so far,” Dr. Singhvi said. As of June 30, Novavax had $78.6 million in cash and cash-equivalents, compared to $31.9 million on Dec. 31, 2005. The average monthly net cash outflow for the quarter was $1.8 million. “We have sufficient cash on hand to support this increased research and development spending as our scientific team continues to move the vaccine development programs forward.”

Cost of products sold related to Novavax’s legacy products ESTRASORB and Gynodiol declined to $1.2 million in the second quarter from $2.0 million a year ago. The 2006 quarter included $0.7 million attributed to idle manufacturing capacity, compared to similar costs of $1.0 million in the year-ago quarter. The company incurred $0.7 million in excess inventory costs for the 2006 second quarter, reflecting the current quarter’s excess production costs over the sales price of ESTRASORB.

“We have an underutilized manufacturing facility and are working on a variety of options to more fully leverage the capacity of this facility,” Dr. Singhvi said.

Total general and administrative costs were $2.6 million for the second quarter, compared with $2.3 million a year ago. The 2006 period included $0.3 million in costs related to the recording of stock-based compensation in accordance with Statement of Financial Accounting Standard No. 123 (revised) Accounting for Stock-Based Compensation (SFAS 123R).

For the quarter, Novavax reported a net loss of $6.4 million, or the equivalent of 10 cents per share, compared to a $5.7 million net loss, or the equivalent of 14 cents a share in the year-ago period. The 2006 loss included non-cash charges of $0.4 million for stock-based compensation in accordance with SFAS 123R.

“We reaffirm our commitment to ensuring that Novavax achieves its potential from a financial perspective for our shareholders as well as the opportunity to improve public health worldwide,” Dr. Singhvi said.

Year-to-Date Financial Results

Revenues for the year-to-date period totaled $2.1 million, down from $3.3 million reported for the comparable period last year, which included $1.2 million in sales of products divested in September 2005.

Research and development costs for 2006 increased 108% to $5.4 million, compared to $2.6 million for the comparable period a year ago as the company increased spending to support the influenza vaccine programs, as well as $0.4 million related to the recording of stock-based compensation in accordance with SFAS 123R.

Costs of products sold for the 2006 period decreased 40% to $2.4 million from $4.0 million the same period last year. The 2006 period included $1.1 million in idle capacity costs at the company’s manufacturing facility, compared to similar costs of $2.5 million in the 2006 period. The company incurred $1.0 million in excess inventory costs over market for 2006.

Total general and administrative costs were $5.3 million for 2006 year-to-date, compared with $4.4 million last year. The increase was due to $0.8 million of costs related to the recording of stock-based compensation in accordance with SFAS 123R.

For the 2006 year-to-date period, Novavax reported a net loss of $11.9 million, or the equivalent of 21 cents a share, compared to a $14.6 million net loss, or the equivalent of 37 cents a share, in the year-ago period.

Conference Call
Novavax’s management will discuss the company’s second-quarter performance in a conference call with investors beginning at 10:00 a.m. EDT on Aug. 14, 2006. To participate, dial 1-866-831-6247 (International 1-617-213-8856), and enter pass code 81874360. Investors can listen to the call live by logging into the company’s website at http://www.novavax.com. The call will be archived on the website for 10 days after the call and will be available by telephone from Aug. 14, 2006 at noon through Aug. 21, 2006 at 1-888-286-8010, pass code 71644430 followed by the number sign.

About Novavax, Inc.

Novavax Inc. is committed to leading the global fight against infectious disease by creating novel, highly potent vaccines that are safer and more effective than current preventive options.  Using the company’s proprietary virus-like particle (VLP) and Novasome® adjuvant technologies, Novavax is developing vaccines to protect against H5N1 pandemic influenza, seasonal flu and other viral diseases.  Novavax’s particulate vaccines closely match disease-causing viruses while lacking the genetic material to cause disease, which provides potential for greater immune protection at lower doses than current vaccines.  With an exclusive portable manufacturing system that allows for rapid mass-production of vaccines, Novavax is uniquely positioned to meet global public health needs.

CONTACT:
Mariann Caprino
Phone: 1-484-913-1213

NOVAVAX, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share information)

	Unaudited		Unaudited
	Three-months ended		Six-months ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Revenues:
Net product sales	$378	$1,889	$1,097	$2,608
Contract research & development	403	426	877	669
Royalties, milestone and licensing fees	58	—	168	—

Total revenues	839	2,315	2,142	3,277

Operating costs and expenses:
Cost of products sold	1,161	2,027	2,394	4,006
Excess inventory costs over market	677	—	992	—
Research and development	3,401	1,377	5,433	2,599
Selling and administrative	28	1,844	66	5,901
General and administrative	2,610	2,292	5,330	4,413
Total operating costs and expenses	7,877	7,540	14,215	16,919

Loss from operations	(7,038)	(5,225)	(12,073)	(13,642)
Interest income/(expense), net	627	(491)	167	(960)
Net loss	$(6,411)	$(5,716)	$(11,906)	$(14,602)

Basic and diluted loss per share	$(0.10)	$(0.14)	$(0.21)	$(0.37)

Basic and diluted weighted average number of common shares outstanding	61,465,003	39,553,876	56,891,602	39,553,876

Selected Balance Sheet Data
(in thousands)

	Unaudited	As of December 31,
	As of June 30, 2006	2005
Cash and cash equivalents	$78,601	$31,893
Total current assets	$84,489	$37,611
Working capital	$80,456	$32,735
Total assets	$130,576	$84,382
Long term obligations	$22,713	$29,854
Stockholders’ equity	$103,830	$49,652

Forward Looking Statements

Statements made in this press release that state Novavax’s or management’s intentions, hopes, beliefs, expectations, or predictions of the future are forward-looking statements. Forward-looking statements include but are not limited to statements regarding usage of cash, product sales, future product development and related clinical trials and future research and development, including FDA approval. Novavax’s actual results could differ materially from those expressed in such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from those expressed or implied by such forward-looking statements. Such factors include, among other things, the following: general economic and business conditions; ability to enter into future collaborations with industry partners, competition; unexpected changes in technologies and technological advances; ability to obtain rights to technology; ability to obtain and enforce patents; ability to commercialize and manufacture products; ability to establish and maintain commercial-scale manufacturing capabilities; results of clinical studies; progress of research and development activities; business abilities and judgment of personnel; availability of qualified personnel; changes in, or failure to comply with, governmental regulations; the ability to obtain adequate financing in the future through product licensing, co-promotional arrangements, public or private equity financing or otherwise; and other factors referenced herein. Additional information is contained in Novavax’s annual report on Form 10K for the year ended December 31, 2005 and quarterly report on Form 10Q for the quarter ended March 31, 2006 incorporated herein by reference. Statements made herein should be read in conjunction with Novavax’s annual and quarterly reports filed with the SEC. Copies of these filings may be obtained by contacting Novavax at 508 Lapp Road, Malvern, PA 19355 Tel 484-913-1200 or the SEC at www.sec.gov.

- ### -